UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 24, 2015

LEGEND INTERNATIONAL HOLDINGS, INC
(Exact name of registrant as specified in its charter)

Delaware	000-32551	23-3067904
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Level 8, 580 St Kilda Road, Melbourne, Victoria Australia 3004
(Address of Principal Executive Office) (Zip Code)

61-3-8532-2866
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Legend International Holdings, Inc. advises that it has entered into a Convertible Bond and Subscription Agreement (“Bond Agreement”) and Security Bond Deed, both dated November 24, 2015 with Queensland Phosphate Pty Ltd (“QPL”) whereby QPL has agreed to subscribe for convertible bonds (“Bonds”) to a value of between A$1million and A$2.5 million. Each Bond has a price of A$1,000 and under the Bond Agreement, QPL subscribe for 200 Bonds (A$200,000) on completion date, 200 Bonds (A$200,000) on 15 December 2015,  100 Bonds (A$100,000) on 28 February 2016,   100 Bonds (A$100,000) on 31 March 2016, 100 Bonds (A$100,000) on 30 April 2016, 100 Bonds (A$100,000) on 31 May 2016, 100 Bonds (A$100,000) on 30 June 2016 and 100 Bonds (A$100,000) on 31 July 2016. After the subscription for Bonds totaling A$1.0 million, QPL will then determine whether it proceeds to purchase the remaining Bonds to the value of A$1.5 million. The Bonds have a maturity date of 24 months from issue and can be converted into shares of common stock in Legend at any time prior to the maturity date at a price of A$0.005. Interest is payable at 10% per annum, is paid annually and can be converted into shares of common stock.  The funds from the Notes will be used for working capital purposes.

As part of the transaction, Legend has issued 25 million options to Gleneagle Securities (Aust) Pty Ltd who were the corporate advisor to the transaction. The options are exercisable at A$0.01 each into shares of common stock and have a life of 2 years.

Legend has provided a charge over its entire shareholding in  Paradise Phosphate Limited (“Paradise”)(a 100% owned subsidiary of Legend that holds the Australian phosphate assets) as security and Paradise has guaranteed the repayment of the face value of the Bonds and provided a charge over Paradise’s assets as security for the guarantee.

Legend has also agreed to restructure its and Paradise’s board of directors with the appointment of Mr Mordechai Gutnick, Mrs Pnina Feldman, and Mr Sholom Feldman as directors of both Legend and Paradise. Dr Allan Trench and Dr David Tyrwhitt have resigned as directors of Legend. Furthermore, Mr Mordechai Gutnick and Mr Sholom Feldman have been appointed joint Chief Executive Officers of both Legend and Paradise.

Mr Joseph Gutnick remains Chairman of Legend.

As part of the transaction, Legend has provided standard representations and warranties to QPL for this type of transaction and QPL have provided standard representations and warranties to Legend for this type of transaction

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See item Item 1.01 - Entry into a Material Definitive Agreement

Item 5.02	Departure of Directors or Principal; officers, Election of Directors, Appointment of Principal Officers

Legend advises the appointment of Mr Mordechai Gutnick, Mrs Pnina Feldman and Mr Sholom Feldman as directors of both Legend. Dr Allan Trench and Dr David Tyrwhitt have resigned as directors of Legend. Mr Mordechai Gutnick and Mr Sholom Feldman have been appointed joint Chief Executive Officers of both Legend and Paradise.

Mr Joseph Gutnick remains Chairman of Legend.

Mr Mordechai Gutnick is a businessman and long-term investor in the mining industry.  From April 2001 to June 2002, Mr Mordechai Gutnick is a businessman and long-term investor in the mining industry. He has served as a project advisor to the mining industry for over 10 years.

Mr Sholom Feldman has been Executive Director and Chief Executive Officer of Queensland Bauxite Ltd since he co-founded that Company in 2007. He has extensive experience in general commercial management, has performed advisory and company secretarial work for both listed and unlisted companies and has managed both private and listed exploration companies. Sholom was general manager of the publicly listed Diamond Rose NL between 1999 and 2005 and is a director and manager of a number of private companies. He has been instrumental in negotiating, financing, developing and managing many exploration projects internationally including the purchase of the Guanaco Mine in Chile from the Canadian Kinross Gold Corporation, and subsequently their Australian gold assets including the Broads Dam Gold Project. Sholom studied at the International MBA program at Bar Ilan University in Israel and has also completed a Company Secretarial Practice and Meetings course with the Chartered Institute of Company Secretaries Australia.

Mrs Pnina Feldman has been active in the mineral exploration industry for over 20 years, in which time she has shown much tenacity in sourcing, negotiating and developing exploration and resource projects across Australia, and internationally. She was the founder and executive chairperson of the publicly listed Diamond Rose NL, and was the first woman in Australia to achieve that milestone in the mining industry. Pnina has been successful in negotiating many joint ventures with major companies including BHP and De Beers. Pnina studied Law and Arts at Melbourne University before going to Gateshead, England where she studied teaching, religion and education. She has been the founder and driving force behind, and benefactor to, numerous communal, educational, charitable and women's awareness initiatives, and in 2007 received the Wentworth community award for outstanding community service.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits.

99.1	Convertible Bond and Subscription Deed dated November 24, 2015.

99.2	General Security Deed dated November 24, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

LEGEND INTERNATIONAL HOLDINGS, INC

By:	s/s Peter Lee
PETER LEE Secretary

Date:  November 26, 2015